Exhibit 32.1

SECTION 1350 CERTIFICATION
OF CHIEF EXECUTIVE OFFICER
Constellation Brands, Inc.
Form 10-Q for Fiscal Quarter Ended August 31, 2017

In connection with the Constellation Brands, Inc. Quarterly Report on Form 10-Q for the Fiscal Quarter Ended August 31, 2017, I, Robert Sands, certify pursuant to 18 U.S.C. Section 1350 that, to the best of my knowledge:

1.    The Quarterly Report on Form 10-Q for the Fiscal Quarter Ended August 31, 2017 of Constellation Brands, Inc. fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and

2.    The information contained in the periodic report on Form 10-Q for the Fiscal Quarter Ended August 31, 2017 of Constellation Brands, Inc. fairly presents, in all material respects, the financial condition and results of operations of Constellation Brands, Inc.

Dated:	October 5, 2017	/s/ Robert Sands
Robert Sands, President and Chief Executive Officer